Contact:
Vince Reardon
Sr. Director, Investor Relations &
Corporate Communications
Anadys Pharmaceuticals, Inc.
(858) 530-3653
vreardon@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

San Diego, August 8, 2006 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel small molecule medicines for the treatment of hepatitis, other serious infections, and cancer, today reported its operational highlights and financial results for the quarter ended June 30, 2006.

“We had an eventful and challenging second quarter of 2006,” said Kleanthis G. Xanthopoulos, Ph.D., Anadys’ President and Chief Executive Officer. “However, we remain confident that with our strong cash balance, our demonstrated prudent cash management, and our pipeline of novel compounds in antivirals and oncology, combined with our talented and dedicated employees, we will continue to be able to strengthen the foundation of our company.”

Financial Results

Anadys reported revenues of $1.6 million for the second quarter of 2006, compared to $581,000 for the second quarter of 2005. Revenues for the quarter were primarily derived from amortization of an upfront payment and milestone payment received previously under our collaboration with Novartis. Operating expenses were $9.8 million for the quarter, compared to $7.7 million for the second quarter of 2005. This increase was primarily attributable to the inclusion of $1.5 million of non-cash operating expenses determined in accordance with Financial Accounting Standards Board Statement 123R “Share-Based Payment”, and to a lesser extent, an increase in personnel related expenses.

Net loss was $7.1 million for the second quarter of 2006, compared to $7.1 million for the second quarter of 2005. Basic and diluted net loss per common share was $0.25 in the second quarter of 2006, compared to $0.31 for the same period in 2005. Non-cash operating expenses determined in accordance with Financial Accounting Standards Board Statement 123R “Share-Based Payment” resulted in a $0.05 effect on basic and diluted net loss per common share for the second quarter.

Revenues for the six months ended June 30, 2006 were $3.1 million compared to $1.1 million for the same period in the prior year. For the six months ended June 30, 2006, Anadys reported a net loss of $12.9 million compared to $15.4 for the same period last year. Basic and diluted net loss per common share was $0.45 for the six months ended June 30, 2006, compared to $0.69 for the same period in 2005.

As of June 30, 2006, the Company’s cash, cash equivalents and securities available-for-sale totaled $94.2 million.

Recent Events

•	Suspended Dosing of ANA975 in Phase 1b Clinical Trial. On June 26, 2006 Anadys announced it had suspended dosing hepatitis C virus (HCV) patients in its ongoing Phase 1b clinical trial with ANA975 pending additional analysis of recently obtained information from pre-clinical 13-week toxicology studies in animals. Preliminary analysis of this information revealed various new observations which appear consistent with intense immune stimulation in animals. Based on these findings, Anadys stopped further patient enrollment and informed regulatory authorities of the preliminary findings. Subsequently, the FDA placed the ANA975 IND on full clinical hold. Anadys and its collaborator Novartis are in the process of evaluating the toxicology observations and all available information to determine, in consultation with the FDA, the future course of action for the ANA975 development program.

•	Reported that Anadys’ President and CEO Will Be Transitioning. On June 14, 2006 Anadys announced that Kleanthis G. Xanthopoulos, Ph.D. will resign as President and Chief Executive Officer effective at the end of 2006 or sooner if a successor has been identified and appointed. He will join San Diego-based Enterprise Partners Venture Capital as a Managing Director and will continue to serve as a board member of Anadys following his resignation. Anadys has initiated a search for a replacement President and Chief Executive Officer.

•	Appointed New President of Pharmaceuticals. On June 14, 2006 the Company promoted Steve Worland, Ph.D., to the newly created post of President, Pharmaceuticals, from Executive Vice President, Pharmaceuticals. Dr. Worland is in charge of Anadys’ strategic planning, corporate development and research & development.

•	Appointed New Chief Medical Officer. Anadys hired James L. Freddo, M.D. as Chief Medical Officer. Dr. Freddo, who most recently was a Vice President of Development at Pfizer, is leading clinical operations for the Company. He also serves as a member of the Anadys-Novartis Joint Steering Committee, which is responsible for overseeing the development of ANA975 for the treatment of hepatitis C and hepatitis B viral infections.

Webcast of Conference Call

Anadys will host a conference call today at 5:00 p.m. Eastern Time to discuss its second quarter financial results, operational highlights and a research and development update. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 16511229. The webcast and telephone replay will be available through August 22, 2006.

About Anadys

Anadys Pharmaceuticals, Inc., www.anadyspharma.com, is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis, other serious infections, and cancer. The Company has core expertise in Toll-Like Receptor-based small molecule therapeutics and structure-based drug design coupled with medicinal chemistry. Anadys’ clinical development programs include ANA975 for the treatment of hepatitis C and hepatitis B, and ANA380 for the treatment of hepatitis B. In addition, Anadys’ therapeutic platform is designed to advance a strong and continual pipeline of drug candidates into the clinic.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the belief that the foundation of Anadys will continue to be strengthened and references to the future course of action for the ANA975 development program. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, there is no guarantee that the FDA will lift the clinical hold on the ANA975 IND, that Anadys and Novartis will be able to agree on future development activities for ANA975 or that the development of ANA975 will be able to be resumed. In addition, the results of initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will not have unforeseen safety issues, will have favorable results in future clinical trials or receive regulatory approval. In addition, Anadys’ results may be affected by risks related to its collaborative relationships with Novartis and LG Life Sciences, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of effort that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its pre-clinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended March 31, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$1,582	$581	$3,124	$1,143
Operating expenses
Research and development(1)	7,163	5,907	13,482	13,003
General and administrative	2,642	1,830	4,738	3,834

Total operating expenses(2)	9,805	7,737	18,220	16,837
Interest income, net	1,145	98	2,213	252

Net loss(2)	$(7,078)	$(7,058)	$(12,883)	$(15,442)

Net loss per share, basic and diluted	$(0.25)	$(0.31)	$(0.45)	$(0.69)

Share used in calculating net loss per share,
basic and diluted	28,499	22,426	28,452	22,388

(1) Includes $681 and $1,500 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the three and six months ended June 30, 2006, respectively.

(2) Includes non-cash operating expenses of $1,500 and $2,700 determined in accordance with Financial Accounting Standards Board Statement 123R, “Share-Based Payment”, or approximately $0.05 and $0.10 effect on basic and diluted net loss per common share for the three and six months ended June 30, 2006, respectively.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	June 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for-sale	$94,238	$104,851
Other current assets	2,738	6,676
Noncurrent assets	5,765	5,449

Total assets	$102,741	$116,976

Liabilities and Stockholders’ Equity
Current liabilities	$10,310	$12,845
Long-term debt	—	682
Other long-term liabilities	22,669	24,513
Stockholders’ equity	69,762	78,936

Total liabilities and stockholders’ equity	$102,741	$116,976